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Exhibit 1

Form 51-102F3

MATERIAL CHANGE REPORT

ITEM 1: REPORTING ISSUER

MI Developments Inc. ("MID")
455 Magna Drive
Aurora, ON L4G 7A9

ITEM 2: DATE OF MATERIAL CHANGE

September 12, 2007

ITEM 3: PRESS RELEASE

On September 13, 2007, a press release describing the material change was issued by MID and delivered to the Ontario Securities Commission and the other Canadian securities regulatory authorities, to the Toronto Stock Exchange, to the New York Stock Exchange and to Canada Newswire for publication and dissemination through its Canadian Custom Disclosure and New York Metro networks.

ITEM 4: SUMMARY OF MATERIAL CHANGE

MID announced on September 13, 2007 that it has agreed to provide a short-term bridge loan (the "MEC Bridge Loan") to Magna Entertainment Corp ("MEC") of up to US$80 million (the "Commitment"). The MEC Bridge Loan, together with a US$20 million private placement of MEC Class A Subordinate Voting Stock ("MEC Class A Stock") to Fair Enterprise Limited (a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach) ("Fair Enterprise"), will provide immediate funding to support the debt elimination plan (the "MEC Debt Elimination Plan") announced on September 13, 2007 by MEC.

MID also announced that the existing project financing facilities provided in connection with MEC's racing and alternative gaming facilities at Gulfstream Park racetrack in Florida (the "Gulfstream Park Project Financing Facility") and Remington Park racetrack in Oklahoma (the "Remington Park Project Financing Facility" and, together with the Gulfstream Park Project Financing Facility, collectively the "Project Financing Facilities") are to be amended by, among other things, requiring repayment of at least US$100 million under the Gulfstream Park Project Financing Facility on or prior to May 31, 2008 and waiving the make-whole payment, if applicable, for any repayments made under either of the Project Financing Facilities prior to that date.

ITEM 5: FULL DESCRIPTION OF MATERIAL CHANGE

MEC Debt Elimination Plan

The MEC Debt Elimination Plan is designed to eliminate MEC's net debt by December 31, 2008 through: (i) the sale of certain real estate, racetracks and other assets; (ii) the sale of, or entering into strategic transactions involving, MEC's other racing, gaming and technology operations; and (iii) a possible future equity issuance, likely in 2008. The MEC Debt Elimination Plan is intended to generate aggregate proceeds of approximately US$600-700 million. These proceeds are to be used to fund MEC's operations and applied to eliminate MEC's net debt, including amounts owed to MID under the MEC Bridge Loan and the Project Financing Facilities. At June 30, 2007, MEC had debt of approximately US$550 million, of which approximately US$195 million was due to MID under the Project Financing Facilities.

The real estate properties MEC has announced it intends to sell include those situated in the following locations: Dixon, California; Ocala, Florida; Aventura and Hallandale, adjacent to Gulfstream Park in Florida; Porter, New York; adjacent to Laurel Park in Maryland; and adjacent to the Magna Racino in Ebreichsdorf, Austria. MEC has also announced that it intends to explore selling its membership interests in the mixed use developments at its Gulfstream Park racetrack in Florida and Santa Anita Park racetrack in California that it is pursuing under joint venture arrangements with Forest City Enterprises, Inc. and Caruso Affiliated, respectively. As previously disclosed, MID may consider the acquisition of certain of these real estate assets, including the joint venture membership interests. Potential purchases of any of these assets would be subject to review by

MID's Special Committee (the "Special Committee") of independent directors and the approval of the MID board of directors (the "MID Board").

The racetracks that MEC has announced it intends to sell include: Great Lakes Downs in Michigan; Thistledown in Ohio; and its interest in Portland Meadows in Oregon. In addition, MEC has announced that it will cease horse racing for its own account at the Magna Racino in Austria after the close of the 2007 meet and that it is exploring a contractual arrangement for a third party to utilize the racing facilities.

MEC also announced that it intends to explore strategic transactions involving other racing, gaming and technology operations. These potential transactions may include: partnerships or joint ventures in respect of the existing gaming facility at Gulfstream Park and potential alternative gaming operations at other MEC racetracks; the possible sale of Remington Park in Oklahoma City; partnerships or joint ventures relating to other racetracks, such as Santa Anita Park; and transactions involving MEC's technology operations, which may include one or more of the assets that comprise MEC's PariMax business. MEC expects to engage an investment bank to assist with its evaluation and implementation of these transactions.

Pursuant to a consulting agreement between MID and MEC (the "Consulting Agreement"), MID management will assist the MEC management team and board in implementing the MEC Debt Elimination Plan.

Fair Enterprise Equity Investment in MEC

The MEC Debt Elimination Plan includes a private placement of MEC Class A Stock to Fair Enterprise (the "Fair Enterprise Equity Investment"), a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach, MID's Chairman and MEC's Chairman and Interim Chief Executive Officer, in an amount of US$20 million.

Fair Enterprise has executed a definitive subscription agreement to purchase MEC Class A Stock at a price per share equal to the greater of: (i) 90% of the volume-weighted average price of MEC Class A Stock on NASDAQ for the five trading days commencing on the announcement of the MEC Debt Elimination Plan and the Fair Enterprise Equity Investment; and (ii) US$1.91 (being 100% of the volume-weighted average price of MEC Class A Stock on NASDAQ for the five trading days immediately preceding such announcement). The purchase is subject to various regulatory approvals and MEC anticipates the closing taking place in October 2007.

MEC Bridge Loan

The MEC Bridge Loan of up to US$80 million will be made available through a non-revolving facility provided by a wholly-owned subsidiary of MID (the "MID Lender"). The MEC Bridge Loan proceeds may only be used by MEC in accordance with the MEC Debt Elimination Plan and will be available solely to fund: (i) operations; (ii) payments of principal, interest and costs, fees and expenses due under the MEC Bridge Loan and the Project Financing Facilities; (iii) mandatory payments of interest in connection with permitted debt under the MEC Bridge Loan; (iv) mandatory capital expenditures; and (v) capital expenditures required pursuant to the terms of certain joint venture arrangements between MEC and Forest City Enterprises, Inc. and Caruso Affiliated.

The MEC Bridge Loan has a maturity date of May 31, 2008 and bears interest at a fixed rate per annum equal to LIBOR plus 10% (the "Interest Rate"), subject to increase in the event MEC does not reach certain specified milestones in connection with the MEC Debt Elimination Plan as follows: (i) from and after December 31, 2007, in the event MEC has not completed asset sales, entered into sales contracts approved by the MID Lender in respect of asset sales ("Approved Sales Contracts") or raised equity (excluding the Fair Enterprise Equity Investment), yielding aggregate net proceeds of not less than US$50 million that are payable to the MEC Bridge Loan, outstanding and subsequent advances under the MEC Bridge Loan shall bear interest at a fixed rate per annum equal to the Interest Rate plus 1%; and (ii) from and after February 29, 2008, in the event MEC has not entered into Approved Sales Contracts yielding aggregate net proceeds sufficient to repay the then current Commitment in full, outstanding and subsequent advances shall bear interest at a fixed rate per annum equal to the then applicable Interest Rate plus 1%. In each case, interest is payable at maturity of each separate advance.

The MEC Bridge Loan will be secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC (both on a secured and unsecured basis). The secured guarantees will be secured by second ranking security over the Golden Gate Fields lands (behind an existing third party lender), third ranking security over Santa Anita

Park (behind existing third party lenders), second ranking security over the Ocala lands (behind an existing third party lender), first ranking security over the Dixon lands and first ranking security over the Thistledown lands. In addition, MEC will pledge the shares and all other interests MEC has in each of the guarantor subsidiaries (or provide negative pledges where a pledge is not possible due to regulatory constraints or due to a pledge to an existing third party lender).

MID will receive an arrangement fee of US$2.4 million (3% of the Commitment) at closing and an additional arrangement fee on February 29, 2008 of 1% of the then current Commitment. MID will also receive an annual commitment fee equal to 1% of the undrawn facility. The interest rates and fees reflect MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with MEC, taking into consideration, among other things, MEC's revised business plan pursuant to the MEC Debt Elimination Plan and the security package for the MEC Bridge Loan. The MEC Bridge Loan must be repaid with, and the Commitment will be reduced by, amounts equal to all net proceeds realized by MEC from asset sales, issuances of equity (other than the Fair Enterprise Equity Investment) or debt, subject to amounts required to be paid to MEC's existing lenders. Amounts repaid cannot be reborrowed.

The MEC Bridge Loan is subject to customary funding conditions, as well as the extension to at least January 31, 2008 of MEC's US$40 million secured revolving bank credit facility. Advances after October 31, 2007 are subject to the closing of the Fair Enterprise Equity Investment, which MEC has covenanted to close by such date. Advances after January 15, 2008 are subject to the MID Lender being satisfied that MEC's bank credit facility will be further extended to at least April 30, 2008 or that a satisfactory refinancing of that facility has been arranged. The first advance that would result in the then outstanding loan amount under the MEC Bridge Loan exceeding US$40 million is subject to the MID Lender being satisfied that MEC is in compliance with, can reasonably be expected to be able to implement, and is using all commercially reasonable efforts to implement, the MEC Debt Elimination Plan.

All reasonable fees, expenses and closing costs incurred by the MID Lender in connection with the MEC Bridge Loan will be paid by MEC.

The MEC Bridge Loan will contain representations and warranties, covenants and events of default substantially similar to those contained in the bridge loan provided by the MID Lender to MEC in July 2005.

Amendments to the Project Financing Facilities

The terms of the existing Gulfstream Park Project Financing Facility made available to the wholly-owned subsidiary of MEC that operates Gulfstream Park will also be amended such that: (i) MEC will be added as a guarantor under this facility; (ii) the borrower and all of the guarantors (including MEC) will agree to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan); and (iii) the borrower will be required to repay at least US$100 million under the Gulfstream Park Project Financing Facility on or prior to May 31, 2008.

In consideration of these amendments and subject to certain conditions, the MID Lender has agreed to waive the make-whole payment for any repayments made under the Project Financing Facilities on or prior to May 31, 2008 and, provided that (i) repayments under the Gulfstream Park Project Financing Facility are first applied to tranche 2 thereunder, then to tranche 3 thereunder (for each of which there is no make-whole payment), and then to tranche 1 thereunder and (ii) no event of default exists under the Project Financing Facilities, adjust the amortization schedule for the Gulfstream Park Project Financing Facility following receipt of the US$100 million repayment.

Background

MID has been closely monitoring its investment in MEC and actively considering potential alternatives to the current MID-MEC relationship over the last few years. MID believes that the best option for MID at this time is to provide the MEC Bridge Loan to facilitate the MEC Debt Elimination Plan, which, if successfully implemented, would enable MEC to execute its long-term strategy independently.

MID believes the success of the MEC Debt Elimination Plan is strategically important for MID. Having regard to the commitment by Fair Enterprise, MID is providing the MEC Bridge Loan to address immediate liquidity issues and to provide MEC with an opportunity to sell assets in an orderly manner for the benefit of all MEC stakeholders, including MID. MID believes that the MEC Bridge Loan and the amendments to the Project Financing Facilities will not limit its options with respect to its core real estate business or its investment in MEC. MID will continue to evaluate its relationship with MEC as the MEC Debt Elimination Plan progresses.

Special Committee Process

The provision of the MEC Bridge Loan, the amendments to the Project Financing Facilities and the entering into of the Consulting Agreement, all in the context of the MEC Debt Elimination Plan and the equity subscription commitment by Fair Enterprise (the MEC Bridge Loan, the amendments and the Consulting Agreement in that context being the "Bridge Financing"), were reviewed and considered by the Special Committee comprised of Neil Davis (Chairman), John Barnett, Philip K. Fricke and Manfred Jakszus, whose mandate generally is to review, consider and make recommendations to the MID Board in respect of transactions between MID and related parties of MID, including MEC. The MID Board determined that each of the members of the Special Committee is independent of MID management and of MEC and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of MID.

The Special Committee formally met eight times to discuss the Bridge Financing over an 11-week period. The Special Committee retained CIBC World Markets Inc. to act as its independent financial advisor and Goodmans LLP to act as its independent legal advisor to assist it in connection with this process. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP and Sidley Austin LLP acted as legal advisors, to MID.

Based upon, among other things, the recommendations of, and discussions with, management of MID, discussions with management of MEC and Tom Hodgson, a former Chief Executive Officer of MEC and currently Senior Partner of Greenbrook Capital Partners Inc. (which helped develop the MEC Debt Elimination Plan), and considering the advice of its legal and financial advisors and the legal and financial advisors to MID, the Special Committee unanimously concluded that the provision of the Bridge Financing was the best of the alternatives that currently are available to MID as a significant equity holder in, and a lender to, MEC.

After considering the recommendation of the Special Committee and its own review and consideration of the Bridge Financing, the MID Board unanimously approved the transactions (excluding Mr. Stronach, who did not vote because he is also a director and Interim Chief Executive Officer of MEC).

Formal Valuation and Minority Approval Exemptions

MID is not required to obtain a formal valuation in respect of the MEC Bridge Loan and the amendments to the Project Financing Facilities because they are not transactions that are described in paragraphs (a) to (g) of the definition of related party transaction in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (the "Rule"). Subsection 5.4(1) of the Rule provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

MID is exempt from the minority approval requirement of the Rule in respect of the MEC Bridge Loan and the amendments to the Project Financing Facilities pursuant to paragraph 2 of subsection 5.7(1) of the Rule because neither the fair market value of the subject matter of, nor the fair market value of the consideration for the MEC Bridge Loan and the amendments to the Project Financing Facilities, exceeds 25% of MID's market capitalization. 25% of MID's market capitalization calculated in accordance with the Rule for the purposes of transactions agreed to by MID in September 2007 is C$386,215,986 (US$365,592,052)(1).

The MEC Bridge Loan and the amendments to the Project Financing Facilities are similarly exempt from the formal valuation and minority approval requirements of Policy Statement No. Q-27 of the Autorité des marchés financiers ("Policy Q-27").

(1)
Based on the Bank of Canada C$/US$ noon rate on August 31, 2007 of 0.9466.

Prior Valuation

To the knowledge of MID and its directors and senior officers, there are no prior valuations (as such term is defined in the Rule and Policy Q-27) relating to or otherwise relevant to the MEC Bridge Loan and the amendments to the Project Financing Facilities that are required to be disclosed by the Rule and Policy Q-27.

Date of Material Change Report

This material change report is being filed less than 21 days before the date of the closing of the MEC Bridge Loan and the amendments to the Project Financing Facilities, which, in MID's view, is both reasonable and necessary in the circumstances for the following reasons:

  •
  the terms of the MEC Bridge Loan and the amendments to the Project Financing Facilities were settled, and approved by the MID Board, after the close of markets on September 12, 2007; and

  •
  MEC requires immediate funding in order to address its short-term liquidity concerns.

Press Release

A copy of the Press Release issued on September 13, 2007 is attached.

ITEM 6: RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102

This report is not being filed on a confidential basis.

ITEM 7: OMITTED INFORMATION

Not applicable.

ITEM 8: SENIOR OFFICER

The following senior officer of MID is knowledgeable about the material change and this report:

    Richard J. Crofts
    Executive Vice-President, Corporate Development,
    General Counsel and Secretary
    (905) 726-7505

ITEM 9: STATEMENT OF SENIOR OFFICER

The foregoing accurately discloses the material change referred to herein.

DATED at Aurora, Ontario this 13th day of September, 2007.

by	(signed) Richard J. Crofts Richard J. Crofts Executive Vice-President, Corporate Development, General Counsel and Secretary

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

PRESS RELEASE

MI DEVELOPMENTS ANNOUNCES BRIDGE LOAN AND AMENDMENTS
TO EXISTING
PROJECT FINANCING FACILITIES
IN CONNECTION WITH
MAGNA ENTERTAINMENT DEBT ELIMINATION PLAN

September 13, 2007, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID") today announced that it has agreed to provide a short-term bridge loan to Magna Entertainment Corp. (TSX: MEC.A; NASDAQ: MECA) ("MEC") of up to US$80 million. The bridge loan, together with a US$20 million private placement of MEC Class A Subordinate Voting Stock to Fair Enterprise Limited (a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach, "Fair Enterprise"), will provide immediate funding to support the debt elimination plan announced today by MEC.

MID also announced that the existing project financing facilities provided in connection with MEC's racing and alternative gaming facilities at Gulfstream Park racetrack in Florida and Remington Park racetrack in Oklahoma are to be amended by, among other things, requiring repayment of at least US$100 million under the Gulfstream Park facility by May 31, 2008 and waiving the make-whole payment, if applicable, for any repayments made under either facility prior to that date.

MEC Debt Elimination Plan

MEC announced today a plan designed to eliminate its net debt by December 31, 2008 through: (i) the sale of certain real estate, racetracks and other assets; (ii) the sale of, or entering into strategic transactions involving, MEC's other racing, gaming and technology operations; and (iii) a possible future equity issuance, likely in 2008.

MEC's plan is intended to generate aggregate proceeds of approximately US$600-700 million. These proceeds are to be used to fund MEC's operations and applied to eliminate MEC's net debt, including amounts owed to MID under the bridge loan and the existing Gulfstream Park and Remington Park project financing facilities. At June 30, 2007, MEC had debt of approximately US$550 million, of which approximately US$195 million was due to MID under the project financing facilities.

"We have been closely monitoring our MEC investment and actively considering potential alternatives to the current MID-MEC relationship for the last couple of years," said John Simonetti, Chief Executive Officer of MID. "We believe that the best option for MID at this time is to provide the bridge loan to MEC to facilitate its debt elimination plan, which if successfully implemented would enable MEC to execute its long-term strategy independently."

The real estate properties MEC has announced it intends to sell include those situated in the following locations: Dixon, California; Ocala, Florida; Aventura and Hallandale, adjacent to Gulfstream Park in Florida; Porter, New York; adjacent to Laurel Park in Maryland; and adjacent to the Magna Racino in Ebreichsdorf, Austria. MEC has also announced that it intends to explore selling its membership interests in the mixed use developments at its Gulfstream Park racetrack in Florida and Santa Anita Park racetrack in California that it is pursuing under joint venture arrangements with Forest City Enterprises and Caruso Affiliated, respectively. As previously disclosed, MID may consider the acquisition of certain of these real estate assets, including the joint venture membership interests. Potential purchases of any of these assets would be subject to review by MID's Special Committee of independent directors and the approval of the MID board of directors.

The racetracks that MEC has announced it intends to sell include: Great Lakes Downs in Michigan; Thistledown in Ohio; and its interest in Portland Meadows in Oregon. In addition, MEC has announced that it will cease horse racing for its own account at the Magna Racino in Austria after the close of the 2007 meet and that it is exploring a contractual arrangement for a third party to utilize the racing facilities.

MEC also announced that it intends to explore strategic transactions involving other racing, gaming and technology operations. These potential transactions may include: partnerships or joint ventures in respect of the existing gaming facility at Gulfstream Park and potential alternative gaming operations at other MEC racetracks; the possible sale of Remington Park in Oklahoma City; partnerships or joint ventures relating to other racetracks, such as Santa Anita Park; and transactions involving MEC's technology operations, which may include one or more of the assets that comprise MEC's PariMax business. MEC expects to engage an investment bank to assist with its evaluation and implementation of these transactions.

Mr. Simonetti commented that, "The success of MEC's plan is strategically important for MID and therefore, pursuant to a consulting agreement between MID and MEC, MID management will assist the MEC management team and board in its implementation. Fair Enterprise has committed to make an equity investment in MEC and we are providing MEC with the bridge loan to address immediate liquidity issues and provide MEC with an opportunity to sell assets in an orderly manner for the benefit of all MEC stakeholders, including MID. The bridge financing will not limit our options with respect to our core real estate business or our investment in MEC, and we will continue to evaluate our relationship with MEC as its plan progresses."

Fair Enterprise Equity Investment in MEC

The MEC Debt Elimination Plan includes a private placement of MEC Class A Subordinate Voting Stock ("MEC Class A Stock") to Fair Enterprise, a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach, MID's Chairman and MEC's Chairman and Interim Chief Executive Officer, in an amount of US$20 million.

Fair Enterprise has executed a definitive subscription agreement to purchase MEC Class A Stock at a price per share equal to the greater of: (i) 90% of the volume-weighted average price of MEC Class A Stock on NASDAQ for the five trading days commencing on the announcement of the plan and the Fair Enterprise equity investment; and (ii) US$1.91 (being 100% of the volume-weighted average price of MEC Class A Stock on NASDAQ for the five trading days immediately preceding such announcement). The purchase is subject to various regulatory approvals, and MEC anticipates the closing taking place in October 2007.

MEC Bridge Loan

The bridge loan of up to US$80 million will be made available through a non-revolving facility provided to MEC by a wholly-owned subsidiary of MID. The bridge loan proceeds may only be used by MEC in accordance with the plan and will be available solely to fund: (i) operations; (ii) payments of principal, interest and costs, fees and expenses due under the bridge loan and the Gulfstream Park and Remington Park project financing facilities; (iii) mandatory payments of interest in connection with permitted debt under the bridge loan; (iv) mandatory capital expenditures; and (v) capital expenditures required pursuant to the terms of the joint venture arrangements between MEC and Forest City Enterprises and Caruso Affiliated.

The MEC bridge loan has a maturity date of May 31, 2008 and bears interest at a rate per annum equal to LIBOR plus 10%, subject to increase in the event MEC does not reach certain specified milestones in connection with the plan. The bridge loan will be secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC. The guarantees will be secured by charges over the lands owned by Santa Anita Park, Golden Gate Fields and Thistledown and by charges over the lands owned by MEC in Dixon and Ocala, as well as by pledges of the shares of certain MEC subsidiaries.

MID will receive an arrangement fee of US$2.4 million (3% of the bridge loan commitment) at closing and an additional arrangement fee on February 29, 2008 of 1% of the then current bridge loan commitment. MID will also receive an annual commitment fee equal to 1% of the undrawn facility. The interest rates and fees reflect MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with MEC, taking into consideration, among other things, MEC's revised business plan pursuant to its plan and the security package for the bridge loan. The bridge loan must be repaid with, and the commitment will be reduced by, amounts equal to all net proceeds realized by MEC from asset sales and issuances of debt or equity (other than the issuance of US$20 million of equity to Fair Enterprise Limited announced as part of the MEC Debt Elimination Plan), subject to amounts required to be paid to MEC's existing lenders.

The MEC bridge loan is subject to customary funding conditions, as well as the extension to at least January 31, 2008 of MEC's US$40 million secured revolving bank credit facility.

Amendments to the Project Financing Facilities

The terms of the existing Gulfstream Park project financing facility made available to the wholly-owned subsidiary of MEC that operates Gulfstream Park will also be amended such that: (i) MEC will be added as a guarantor under this facility; (ii) the borrower and all of the guarantors (including MEC) will agree to use commercially reasonable efforts to implement MEC's plan (including the sale of specific assets by the time periods listed in the plan); and (iii) the borrower will be required to repay at least US$100 million under the facility by May 31, 2008.

In consideration of these amendments, and subject to certain conditions, the MID subsidiary that is the lender under the project financing facilities has agreed to waive the make-whole payment for any repayments made under the project financing facilities prior to May 31, 2008 and to adjust the amortization schedule for the Gulfstream Park project financing facility following receipt of the US$100 million repayment.

MID Special Committee

The MEC bridge loan and the amendments to the project financing facilities were approved by the MID Board after considering, among other things, a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Neil Davis, who acted as Chairman, John Barnett, Philip Fricke and Manfred Jakszus. The Special Committee engaged CIBC World Markets Inc. as independent financial advisor and Goodmans LLP as independent legal advisor. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP acted as legal advisor, to MID.

MID will file a material change report immediately upon filing of this press release. The material change report will be filed less than 21 days before the date of the closing of the MEC bridge loan and the amendments to the project financing facilities, which, in MID's view, is both reasonable and necessary in the circumstances as the terms of the bridge loan and the amendments to the project financing facilities were settled, and approved by MID's Board of Directors, on September 12, 2007, and MEC requires immediate funding to address its short-term liquidity concerns. For more details on the bridge loan and the project financing facilities amendments, please refer to the material change report. In addition, the bridge loan agreement and the amendment to the Gulfstream Park project financing facility will be filed by MID on SEDAR at www.sedar.com and on the SEC's website at www.sec.gov.

About MID

MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe. Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries. MID also holds a controlling investment in MEC, North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID's Chief Executive Officer, at 905-726-7619.

Forward-Looking Statements

The contents of this press release may contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to the risks set forth in the "Risk Factors" section in MID's Annual Information Form for 2006, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2006. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. In addition, the bridge loan is expected to be repaid through the sale of MEC assets as part of the MEC Debt Elimination Plan. If MEC is unable to sell assets in a timely manner or for the prices contemplated by its plan, MEC may be unable to repay the bridge loan by May 31, 2008 or at all, which could have a material adverse effect on MID's financial condition. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.

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Form 51-102F3 MATERIAL CHANGE REPORT
PRESS RELEASE MI DEVELOPMENTS ANNOUNCES BRIDGE LOAN AND AMENDMENTS TO EXISTING PROJECT FINANCING FACILITIES IN CONNECTION WITH MAGNA ENTERTAINMENT DEBT ELIMINATION PLAN